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THE FOLLOWING ARTICLE WAS PUBLISHED ON MAY 6, 2022:

Milwaukee Journal Sentinel: Kohl’s Corp. future uncertain as investor fight nears end, sale of company considered. 4,000 area jobs, corporate headquarters at risk.

By Ricardo Torres

May 6th, 2022

For months, Kohl’s Corp. has been in a fight for the future of the company, marked by challenges from aggressive activist investors alongside multiple offers to buy the company.

The boardroom battles could have a dramatic impact in southeastern Wisconsin, where Kohl’s has about 4,000 jobs in the greater Milwaukee area, largely at its Menomonee Falls headquarters, and about 8,000 employees statewide in 41 stores.

The outcomes — a board takeover or outright sale of the company — could sweep across the 1,100 Kohl’s stores and nearly 100,000 workers across the country.

It’s one of the most dramatic possible reshapings of a company currently playing out on Wall Street.

Some answers will come Wednesday at the Kohl’s annual shareholder meeting.

At that online meeting, investors will choose the board of directors — a slate is offered by Kohl’s management and a rival slate is being advanced by activist investor Macellum Capital Management.

If Macellum wins control of the board, there could be major changes coming to Kohl’s.

“What will happen is there’ll be restructuring, very likely the CEO will be replaced, a lot of people probably lose their jobs,” said Margaret Hughes-Morgan, associate professor of management at Marquette University with experience on Wall Street.

Both sides have dug in

Macellum has nominated 10 people the Kohl’s board, including Jonathan Duskin, managing partner of the hedge fund.

In response, Kohl’s enacted a shareholder rights plan, often called a “poison pill” to prevent anyone from acquiring more than 10% of the company.

Both sides have dug in and in recent weeks sent campaign-like missives, complete with aggressive, pointed statements, to shareholders — primarily large investment institutions.

In April, Kohl’s revealed Macellum made roughly $27 million in January trading company stock options.

In response, Macellum accused Kohl’s of running a “flawed and opaque” sales process.

Some clues have emerged into the advice that shareholders are receiving. Two have been favorable, overall, for current Kohl’s management.

On April 29, Institutional Shareholder Services Inc., which produces research and makes recommendations to shareholders, released a report supporting two of Macellum’s 10 nominees for the board. The activist investor took the report as a win for its side.

Kohl’s pointed out the report does not suggest a change in board control, which is what Macellum is hoping for.

Less than a week later, Glass Lewis, a research firm similar to ISS, published a report endorsing all 13 of Kohl’s’ nominations to the board.

Familiar ground covered in 2021

The company and the activist investor have been down this path before.

In 2021, Macellum negotiated with Kohl’s and was able to get three board members elected by shareholders. Now less than a year later, they’re back for the whole board.

“I will tell you what his ultimate end game is and that is to get the stock price up,” Hughes-Morgan said. “(Duskin is) going to do whatever he thinks is going to increase the share price.”

Before joining Marquette, Hughes-Morgan’s most recent position was as a director for the United Bank of Switzerland where she specialized in analysis of biotechnology and pharmaceutical stocks. She also worked at Lehman Brothers as an institutional salesperson. And Hughes-Morgan worked for the Wall Street Consulting Group, which did research for hedge funds.

Hughes-Morgan called Kohl’s an “underperforming company” but said its most recent quarterly reports “weren’t that bad.”

Timing is everything

Besides changing the board, Macellum wants to increase revenue and boost Kohl’s stock price by selling the real estate Kohl’s owns and then leasing the buildings, and spinning off its e-commerce website as a separate business.

On April 13, Kohl’s investor T. Rowe Price, which owns about 5.3% of the company, said it disagrees with the sale-leaseback strategy.

“We would have concerns about such a transaction, as it could unduly increase leverage of this cyclical company at the wrong point in the cycle, ”T. Rowe Price said in a press release, adding it would vote for the Kohl’s slate of board candidates.

Grocery chain also targeted

Meanwhile, Macellum is pursuing an unrelated fight that could reshape a completely different industry - a chain of grocery stores with some operations in Wisconsin.

Macellum, along with another firm, Ancora, turned its sights on Michigan-based SpartanNash, a grocery store chain.

SpartanNash owns four grocery stores in Wisconsin: two Family Fare grocery stores in Chippewa Falls, one Family Fresh market in River Falls and Fresh Madison Market in Madison.

Combined the four stores employ roughly 350 workers and contribute roughly $400,000 worth of product donations and raised financial contributions for the local communities throughout Wisconsin.

On April 19, six days after T. Rowe Price declined to back Macellum’s plans for Kohl’s, Macellum and Ancora sent a letter to the shareholders of SpartanNash expressing their frustrations with the company and suggesting ways to increase the stock price that were similar to the idea for Kohl’s.

In the letter it said the board and company’s leadership saying it is “wed to a flawed corporate structure and has failed to implement basic operating initiatives while leaving $1 billion of owned real estate sitting idle on the balance sheet.”

The letter also states Macellum and Ancora believe there is “at least one financial buyer and one real estate firm that have been interested in pursuing transactions with SpartanNash over the past two years. We have also received unsolicited communications from other strategic buyers willing to pay a meaningful premium for the whole or a part of the company.”

In the letter Duskin was also suggested as a board candidate for SpartanNash.

On April 26, Reuters reported United Natural Foods Inc. and Oak Street Real Estate Capital are separately working on bids to buy SpartanNash.

Numerous sale bids considered

As Kohl’s fights with Macellum over the future direction of the company, it’s also fielding bids from other companies to buy the business.

While the sales process is separate from the board of directors election, both sides have supporters lined up behind them pressuring the company.

On March 16, Engine Captial LP, which owns roughly 1% of the company, sent a letter to the Kohl’s board saying it should “let shareholders make the ultimate assessment about a sale of Kohl’s.”

Less than 10 days later on March 25, Wisconsin U.S. Sen. Tammy Baldwin, a Democrat, sent a letter to the Kohl’s board urging them to “consider each bidder’s long-term strategy for the company and reject any offer that includes plans to dramatically increase debt; sell off assets (particularly real estate for a ‘sale-leaseback’); increase shareholder payouts at the expense of reinvestment; or pursue any other proposal that puts Wisconsin workers and communities at risk by increasing the chance of bankruptcy.”

It’s been reported that Kohl’s has received a $8.6 billion oint offer from shopping-mall giant Simon Property and Canada-based Brookfield Asset Management, which together bought JC Penney when it filed for bankruptcy in 2020.

On April 14, Franchise Group, owner of The Vitamin Shoppe, made a $9 billion offer to buy Kohl’s.

In March, Canadian retailer Hudson Bay was reportedly interested in buying Kohl’s.

And in January, a group led by Acacia Research Corp. made an offer of $9 billion to buy Kohl’s, which the company rejected saying it was too low.

Macellum enjoys a trading windfall

Kohl’s noted that trades by Macellum at this time resulted in a windfall for the fund.

Kohl’s stated Macellum bought stock options representing 2.6 million shares of the company’s common stock between January 12 and 21.

Late on Jan. 21, a Friday, reports of the unsolicited $9 billion offer by Acacia to buy Kohl’s became public. Also that day, Duskin said on CNBC that Kohl’s stock could be worth as much a $100 per share with a refreshed board.

When markets opened Jan. 24, Kohl’s stock surged from roughly $47 per share to nearly $64 per share.

On Jan. 24, Macellum sold options accounting for roughly 700,000 shares of Kohl’s common stock when the price was at $63.71 per share. Macellum continued to sell options during the next four days accounting for another roughly 700,000 shares as the stock price hovered between $62.27 and $60.16.

‘Downright shady’ trades

Selling options is not illegal and Kohl’s is not alleging Macellum violated the law. The company, though, pointed out that in a week, Macellum made roughly $27 million selling Kohl’s options after news of a potential buyer became public.

Hughes-Morgan said Duskin is a “savvy investor” and if there was anything illegal done in the process of those trades “he will likely get away with it because the burden of proof is on the SEC to prove he did anything wrong. But that’s just downright shady.”

Hughes-Morgan said the trading indicated that Macellum might not be interested in improving Kohl’s, but rather “they’re just trying to make a quick buck.”

“That kind of pisses me off,” Hughes-Morgan said of Macellum selling Kohl’s stock options. “(Kohl’s) is a real company, with real people. Poorly run or not, it’s going to impact people’s lives.

“These activist investors, all they’re interested in is money.”

In and out of Big Lots

Peter Sommerhauser, an attorney for Godfrey and Kahn, has worked in mergers and acquisitions since he arrived in Milwaukee in 1969.

“Sometimes activists are necessary because a company isn’t performing appropriately and hasn’t changed direction and hasn’t hired the right people and just proceeds as if nothing’s changed,” Sommerhauser said. “And sometimes it’s not for the right reasons.”

Sommerhauser worked as outside legal counsel for Kohl’s in 1986 and was on the board of directors for Kohl’s for more than 20 years. He was part of the board that hired current Kohl’s CEO Michelle Gass but is currently not on the board.

“There’s a lot of people investing with activists, it’s basically a hedge fund and they can get in and out of companies quickly and they can make a lot of money,” Sommerhauser said. “And they’re not restricted the same way companies are in terms of communication. You can make a lot of money as an activist.”

One of the companies Macellum got in and out of quickly was Big Lots.

In 2020, Macellum along with Ancora, which together owned about 9.8% of the company, successfully added three members to Big Lots board, including Aaron Goldstein, a partner and portfolio manager at Macellum.

At the time Duskin said:

“We are pleased to have reached this resolution with Big Lots and appreciate the collaborative dialogue and engagement we have had with the board. We believe this level of board refreshment and the formation of a capital allocation planning committee are positive steps that will support the board’s efforts to deliver increasing value to shareholders.”

While Macellum invested in the company, Big Lots did several sale-leasebacks of its property but not all of it.

Duskin credits Macellum’s strategy with helping Big Lots stock move from roughly $12 in March 2020 to $70 roughly a year later.

Now, two years later, two of the three board members that were elected are no longer on the board, including Goldstein, and Macellum has divested its Big Lots holdings.

But activists investors are now going after the remaining Big Lots property that wasn’t part of the sale-leaseback transaction.

On March 15, Mill Road Capital, which owns 5% of Big Lots sent a letter to shareholders saying “management has done a great job” but it believes the stock price could be higher in the $55 to $70 per share range “which could be unlocked in a sale leaseback transaction.”

The final paragraph in the Mill Road Capital letter to shareholders references what’s going on with Kohl’s currently to increase the share price.

“We also believe that the recent acquisition proposals received by Kohl’s Corporation support our view that there are currently credible buyers for retail assets that possess growth potential, attractive transaction financing, and a discounted valuation,” the letter states. “Consequently, we strongly believe the best path to present value maximization for shareholders is for Big Lots’ board of directors to engage an independent financial advisor in the near term to actively solicit acquisition proposals for the company.”

Future of Kohl’s uncertain

As shareholders go to a contested board vote, Kohl’s future is uncertain.

Kohl’s is banking on a strategy that includes its partnership with Sephora and growing that into a $2 billion business as it rolls out several hundred Sephora at Kohl’s stores.

Duskin is hoping shareholders back his plan for a new board.

Hughes-Morgan remains skeptical of the activist investor’s motivation.

“I don’t think he wants to take over the company and run it for the next 10 years,” Hughes-Morgan said.

“I think he wants to get enough clout in the company to make them make some decisions that are going to increase the stock price, whatever that may be.”